                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                             CHASTAIN CAPITAL CORP.
                             ----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    161697107
                                    ---------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)

         /x/ Rule 13d-1(c)

         / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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

CUSIP No. 161697107                          13G                           Page 2 of 13 Pages


-------- -----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         K Capital Partners, LLC
-------- -----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                                                         (a) / /
                                                                                                                         (b) / /
         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------- ------ ----------------------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  258,000 shares
                           ------ ----------------------------------------------------------------------------------------------
        NUMBER OF          6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY                0
        OWNED BY           ------ ----------------------------------------------------------------------------------------------
     EACH REPORTING        7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                    258,000 shares
                           ------ ----------------------------------------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
-------- -----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,000 shares
-------- -----------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.51%
-------- -----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------------------------------------------------------



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

CUSIP No. 161697107                          13G                           Page 3 of 13 Pages


-------- -----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         K Capital Partners I, L.P.
-------- -----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                                                         (a) / /
                                                                                                                         (b) / /
         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------- ------ ----------------------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  5,242 shares
                           ------ ----------------------------------------------------------------------------------------------
        NUMBER OF          6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY                0
        OWNED BY           ------ ----------------------------------------------------------------------------------------------
     EACH REPORTING        7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                    5,242 shares
                           ------ ----------------------------------------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
-------- -----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         5,242 shares
-------- -----------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.07%
-------- -----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING (SEE INSTRUCTIONS)

         PN
-------- -----------------------------------------------------------------------------------------------------------------------



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

CUSIP No. 161697107                          13G                           Page 4 of 13 Pages


-------- -----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         K Capital Partners II, L.P.
-------- -----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                                                         (a) / /
                                                                                                                         (b) / /
         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------- ------ ----------------------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  245,591 shares
                           ------ ----------------------------------------------------------------------------------------------
        NUMBER OF          6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY                0
        OWNED BY           ------ ----------------------------------------------------------------------------------------------
     EACH REPORTING        7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                    245,591 shares
                           ------ ----------------------------------------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
-------- -----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         245,591 shares
-------- -----------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.34%
-------- -----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING (SEE INSTRUCTIONS)

         PN
-------- -----------------------------------------------------------------------------------------------------------------------



CUSIP No. 161697107                          13G                           Page 5 of 13 Pages


-------- -----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         K Capital Offshore Master Fund (U.S. Dollar), L.P.
-------- -----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                                                         (a) / /
                                                                                                                         (b) / /
         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
-------------------------- ------ ----------------------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  7,167 shares
                           ------ ----------------------------------------------------------------------------------------------
        NUMBER OF          6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY                0
        OWNED BY           ------ ----------------------------------------------------------------------------------------------
     EACH REPORTING        7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                    7,167 shares
                           ------ ----------------------------------------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
-------- -----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7,167 shares
-------- -----------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.10%
-------- -----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING (SEE INSTRUCTIONS)

         PN
-------- -----------------------------------------------------------------------------------------------------------------------



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

CUSIP No. 161697107                          13G                           Page 6 of 13 Pages


-------- -----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Harwich Capital Partners, LLC
-------- -----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                                                         (a) / /
                                                                                                                         (b) / /
         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------- ------ ----------------------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  258,000 shares
                           ------ ----------------------------------------------------------------------------------------------
        NUMBER OF          6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY                0
        OWNED BY           ------ ----------------------------------------------------------------------------------------------
     EACH REPORTING        7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                    258,000 shares
                           ------ ----------------------------------------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
-------- -----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,000 shares
-------- -----------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.51%
-------- -----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING (SEE INSTRUCTIONS)

         OO
-------- -----------------------------------------------------------------------------------------------------------------------



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

CUSIP No. 161697107                          13G                           Page 7 of 13 Pages


-------- -----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas Knott
-------- -----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                                                         (a) / /
                                                                                                                         (b) / /
         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
-------------------------- ------ ----------------------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  258,000 shares
                           ------ ----------------------------------------------------------------------------------------------
        NUMBER OF          6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY                0
        OWNED BY           ------ ----------------------------------------------------------------------------------------------
     EACH REPORTING        7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                    258,000 shares
                           ------ ----------------------------------------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
-------- -----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,000 shares
-------- -----------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.51%
-------- -----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING (SEE INSTRUCTIONS)

         IN
-------- -----------------------------------------------------------------------------------------------------------------------



CUSIP No. 161697107                          13G                           Page 8 of 13 Pages


-------- -----------------------------------------------------------------------------------------------------------------------
1        NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Abner Kurtin
-------- -----------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                                                         (a) / /
                                                                                                                         (b) / /
         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
-------------------------- ------ ----------------------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  258,000 shares
                           ------ ----------------------------------------------------------------------------------------------
        NUMBER OF          6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY                0
        OWNED BY           ------ ----------------------------------------------------------------------------------------------
     EACH REPORTING        7      SOLE DISPOSITIVE POWER
         PERSON
          WITH                    258,000 shares
                           ------ ----------------------------------------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
-------- -----------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         258,000 shares
-------- -----------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
-------- -----------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.51%
-------- -----------------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING (SEE INSTRUCTIONS)

         IN
-------- -----------------------------------------------------------------------------------------------------------------------


CUSIP No. 161697107                    13G                    Page 9 of 13 Pages

Item 1(a).        NAME OF ISSUER:

                  Chastain Capital Corp.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3424 Peachtree Rd.
                  Atlanta, GA  30326

ITEM 2(A).        NAME OF PERSON(S) FILING:

                  K Capita Partners, LLC (General Partner)
                  K Capital I, L.P. (Limited Partnership)
                  K Capital II, L.P. (Limited Partnership)
                  K Capital Offshore Master Fund (U.S. Dollar), L.P.,
                     (Limited Partnership)
                  Harwich Capital Partners LLC (Managing Member of
                     General Partner)
                  Thomas Knott (Managing Member)
                  Abner Kurtin (Managing Member)

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Each of the above Reporting Persons have their business address at:

                  441 Stuart Street, 6th Floor
                  Boston, MA  02116

ITEM 2(C).        CITIZENSHIP:

                  Mr. Knott and Mr. Kurtin are United States Citizens. General Partner, K Capital I, L.P. and K Capital II, L.P. and the Managing Member were incorporated in Delaware. K Capital Offshore Master Fund (U.S. Dollar), L.P. was organized in the Cayman Islands.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  CUSIP No. 161697107

ITEM 3.           STATUS IF FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c):

                  If this statement is filed pursuant to Rule 13d-1(c), check this box /x/

CUSIP No. 161697107                    13G                   Page 10 of 13 Pages

ITEM 4.           OWNERSHIP(1):

         As of January 4, 2000, the Partnerships may be deemed to beneficially own 258,000 shares of common stock of Chastain Capital Corp. Based upon their being 7,346,778 shares of Common Stock outstanding, the shares of Common Stock which the Partnerships may be deemed to beneficially own represents approximately 3.51% of the outsanding shares of Common Stock of Chastain Capital Corp.

                  (a)      Amount Beneficially Owned:  258,000

                  (b)      Percent of Class: 3.51%

                  (c)      Number of Shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    258,000

                           (ii)     Shared power to vote or to direct the vote:
                                    258,000

                           (iii) Sole power to dispose or to direct the disposition of: 258,000

                           (iv) Shared power to dispose or to direct the disposition of: 258,000

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [x]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10. CERTIFICATION.


--------
            (1)As of January 4, 2000.

CUSIP No. 161697107                    13G                   Page 11 of 13 Pages

         By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

CUSIP No. 161697107                    13G                   Page 12 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

         Executed as a sealed instrument this 21st day of January, 2000.

                                          K Capital I, L.P.

                                          By: /s/ Thomas Knott
                                              ----------------------------------
                                                K Capital Partners, LLC, General
                                                Partner by: Harwich Capital
                                                Partners LLC, its Managing
                                                Members, by Thomas Knott, its
                                                Managing Member

                                          K Capital II, L.P.

                                          By: /s/ Thomas Knott
                                              ----------------------------------
                                                K Capital Partners, LLC, General
                                                Partner by: Harwich Capital
                                                Partners LLC, its Managing
                                                Members, by Thomas Knott, its
                                                Managing Member

                                          K Capital Offshore Master Fund
                                            (U.S. Dollar), L.P.

                                          By: /s/ Thomas Knott
                                              ----------------------------------
                                                K Capital Partners, LLC, General
                                                Partner by: Harwich Capital
                                                Partners LLC, its Managing
                                                Members, by Thomas Knott, its
                                                Managing Member

                                          K Capital Partners, LLC

                                          By: /s/ Thomas Knott
                                              ----------------------------------
                                                Harwich Capital Partners, LLC
                                                by Thomas Knott, its
                                                Managing Member

CUSIP No. 161697107                    13G                   Page 13 of 13 Pages



                                          Harwich Capital Partners, LLC

                                          By: /s/ Thomas Knott
                                              ----------------------------------
                                              Thomas Knott, its
                                              Managing Member

                                          /s/ Thomas Knott
                                          --------------------------------------
                                          Thomas Knott

                                          /s/ Abner Kurtin
                                          --------------------------------------
                                          Abner Kurtin